                             KIRKPATRICK & LOCKHART LLP
                                 1800 M Street, N.W.
                               Washington, D.C.  20036
                                    (202) 778-9155

     THEODORE L. PRESS
     (202) 778-9025
     presstl@kl.com
                                   November 1, 1995


     The Dreyfus/Laurel Tax-Free Municipal Funds
     Dreyfus Massachusetts Municipal Money Market Fund
     200 Park Avenue
     New York, New York  10066

     Ladies and Gentlemen:

              The  Dreyfus/Laurel  Tax-Free  Municipal  Funds,  a  Massachusetts
     business trust ("Trust"), on behalf of Dreyfus/Laurel Massachusetts Tax-Free Money Fund, a segregated portfolio of assets ("series") thereof ("Transferring Fund"), and Dreyfus Massachusetts Municipal Money Market Fund, a Massachusetts business trust ("Acquiring Fund"),1/ have requested our opinion as to certain federal income tax consequences of the proposed transactions (collectively "Reorganization") contemplated by an Agrement and Plan of Reorganization between the Investment Companies dated as of October 25, 1995 ("Plan"). The Plan is attached as an appendix to the prospectus/proxy statement to be furnished in connection with the solici-tation of proxies by the Trust's Board of Trustees for use at a special meeting of Transferring Fund shareholders to be held on February 15, 1996 ("Proxy"), included in the registration statement on Form N-14 to be filed with the Securities and Exchange Commission ("SEC") on or about the date hereof ("Registration Statement"). Specifically, the Investment Companies have requested our opinion:

                      (1) that  the acquisition by Acquiring  Fund of a
              portion of Transferring Fund's Assets (as defined below) in exchange for shares of beneficial interest in Acquir-ing Fund ("Acquiring Fund Shares") will constitute a taxable sale of the Assets by Transferring Fund to Acquiring Fund;




     ------------------
     1/       Transferring  Fund and  Acquiring Fund  are sometimes  referred to herein individually as a "Fund" and collectively as the "Funds," and the Trust and Acquiring Fund are sometimes referred to herein individually as an "Investment Company" and collectively as the "Investment Companies."
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     Dreyfus Massachusetts Municipal Money Market Fund
     November 1, 1995
     Page 2


                      (2) that Transferring Fund's redemption of the Investor class of shares of beneficial interest in Transferring Fund ("Investor Shares") by distributing the Acquiring Fund Shares to the holders of Investor Shares of record as of the Closing (as defined below) ("Share-holders") will constitute a taxable redemption thereof to each such holder;

                      (3) that gain or loss may be recognized to Trans-
              ferring Fund on the transfer to Acquiring Fund of the Assets in exchange for the Acquiring Fund Shares, depending upon whether Transferring Fund's aggregate adjusted basis for the Assets is less than, equals, or exceeds the aggregate fair value of the Acquiring Fund Shares;

                      (4) that no gain or loss will be recognized to Transferring Fund on the distribution of the Acquiring Fund Shares to the Shareholders;

                      (5) that no gain  or loss will  be recognized  to
              Acquiring Fund on its receipt of the Assets in exchange for the Acquiring Fund Shares; and

                      (6) regarding  the basis and holding period after
              the Reorganization of the Assets and the Acquiring Fund Shares distributed to the Shareholders.

              In rendering this opinion, we have examined (1) the Trust's currently effective prospectus and statement of additional information, both dated October 27, 1995, and Acquiring Fund's currently effective prospectus and statement of additional information, both dated May 31, 1995, (2) the Proxy, (3) the Plan, and (4) such other documents as we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of each Investment Company and the representations made in the Plan (collectively "Representations").


                                        FACTS
                                        -----
               The Trust is an unincorporated voluntary association with transferable shares formed as a business trust under the laws of the Commonwealth of Massachusetts (commonly referred to as a "Massachusetts business trust") and is governed by its Third Amended and Restated Master Trust Agreement; Transferring Fund is a series thereof. Acquiring Fund also is a Massachusetts business trust and is governed by an Agreement and
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     The Dreyfus/Laurel Tax-Free Municipal Funds
     Dreyfus Massachusetts Municipal Money Market Fund
     November 1, 1995
     Page 3

     Declaration of Trust. Each Investment Company is registered with the SEC as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act"). The Dreyfus Corporation serves as investment manager to each Fund.

              Transferring Fund offers two classes of shares, Investor Shares and Class R shares ("Class R Shares"). Investor Shares are sold primarily to retail investors by its distributor, Premier Mutual Fund Services, Inc. ("Premier"), and by banks, securities brokers or dealers, and other financial institutions that have entered into a shareholder servicing and sales support agreement with Premier (collectively "Agents"). Investor Shares are sold subject to a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act ("12b-1 plan"); fees are paid under that 12b-1 plan fees to compensate Premier and Dreyfus Service Corporation ("DSC"), a wholly owned subsidiary of Dreyfus, for shareholder servicing activities and activities or expenses primarily intended to result in the sale of Investor Shares. Class R Shares are sold primarily to bank trust departments and other financial service providers acting on behalf of customers having a qualified trust or investment account relationship at such institution. Class R Shares are not subject to a 12b-1 plan.

              Acquiring Fund offers a single class of shares that are also offered by Agents and also are directly available from Premier.

              The Trust's board of  trustees ("Trust Board") has determined that it is advantageous to combine a portion of Transferring Fund's assets with Acquiring Fund and that the Reorganization thus should provide certain benefits to shareholders. In making such determinations, the Trust Board considered, among other things, that while the yields achieved by both Funds in recent periods have generally compared favorably to those of competing funds with similar investment objectives, Acquiring Fund's performance has been better than that of the Investor Shares. In addition, Dreyfus has requested an increase in the management fee payable by Transferring Fund (which, the Trust Board noted, appears to be justified) and certain other changes respecting Transferring Fund; the Trust Board noted that the Reorganization would permit holders of Investor Shares to avoid the impact of these changes. The Trust Board also took into consideration that Dreyfus has agreed to reduce its fee or reimburse Acquiring Fund to ensure that such Fund's total operating expenses for one year following consummation of the Reorganization do not exceed the expense ratio presently experienced by holders of Investor Shares. Finally, the Trust Board noted that Dreyfus has agreed to bear all costs of the Reorganization.

              The Trust Board also believes that holders of Class R Shares will benefit from the Reorganization, as discussed in the Proxy. Finally, the Trust Board also considered the taxable nature of the Reorganization but has been advised by Dreyfus that it is likely that there will be little or no tax impact on Transferring Fund shareholders.
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     Dreyfus Massachusetts Municipal Money Market Fund
     November 1, 1995
     Page 4

              In light of the foregoing, the Trust Board, including the trustees who are not "interested persons," as that term is defined in the 1940 Act, of either Investment Company ("Disinterested Trustees"), unani-mously determined that the Reorganization is in the best interests of Transferring Fund's shareholders and that their interests will not be diluted as a result of the Reorganization. Similarly, Acquiring Fund's board of trustees, including its Disinterested Trustees, unanimously determined that the Reorganization is in the best interests of Acquiring Fund's shareholders and that their interests will not be diluted as a result of the Reorganization. Pursuant to such determinations, each Investment Company's Board of Trustees approved the Plan, subject to ap-proval of Transferring Fund's shareholders.

              Under the Plan, Acquiring Fund will acquire a portion of Transferring Fund's assets, including securities and cash, having a value equal to the aggregate net asset value of the Investor Shares, both full and fractional, issued and outstanding as of the Closing (collectively "Assets"). (Based on the respective net asset values per share of the Investor Shares and the Class R Shares as of October 30, 1995, the portion of Transferring Fund's assets attributable to Investor Shares is slightly more than 70%.) In exchange therefor Acquiring Fund will deliver to Transferring Fund the number of full and fractional Acquiring Fund Shares equal in value to the Assets.2/ As soon thereafter as is conveniently possible, Transferring Fund will distribute those shares to the Share-holders. Such distribution will be accomplished by transferring those shares to open accounts on Acquiring Fund's share records established in the Shareholders' names, with each Shareholder's account being credited with the number of full and fractional Acquiring Fund Shares having an aggregate net asset value equal to the aggregate net asset value of the Shareholder's Investor Shares held as of the Closing. (We understand that such distribution will occur on the same day as the Closing at the same net asset value per share as is determined at the time of the Closing.)

              If a Shareholder also has a beneficial interest in Class R Shares at the time of the Reorganization, those shares will be redeemed for cash as part of the Reorganization. Class R Shares not so redeemed will remain outstanding after the Reorganization, and Transferring Fund will there-after operate as a single class fund.




     ---------------------
     2/       In  addition,  Acquiring  Fund will  assume  the  same  portion of
     Transferring Fund's liabilities, and be entitled to the same portion of Transferring Fund's assets, unknown or contingent at the Closing Date, to the extent such assets or liabilities are discovered within one year following the Closing Date.
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     November 1, 1995
     Page 5


              The "Closing" will be deemed to occur as of noon on the first day (other than a Friday) on which both the New York Stock Exchange and the Federal Reserve Bank of New York are open for business that occurs not less than five calendar days after the Plan is approved by the sharehold-ers of Transferring Fund or such other date as the parties may mutually agree.


                                       OPINION
                                       -------
              Based  solely on  the facts  set forth  above, and  conditioned on
     (1) the Representations being true as of the Closing and (2) the Reor-ganization being consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:

                      1. Acquiring Fund's acquisition of the Assets in exchange for the Acquiring Fund Shares will constitute a taxable sale of the Assets by Transferring Fund to Acquiring Fund;

                      2.    Transferring  Fund's   redemption  of   the
              Investor Shares by distributing the Acquiring Fund Shares to the Shareholders will constitute a taxable redemption thereof to each Shareholder;

                      3.   Gain or  loss may  be recognized  to  Trans-
              ferring Fund on the transfer to Acquiring Fund of the Assets in exchange for the Acquiring Fund Shares, depending upon whether Transferring Fund's aggregate adjusted basis for the Assets is less than, equals, or exceeds the aggregate fair value of the Acquiring Fund Shares;

                      4. No gain or loss will be recognized to Transferring Fund on the distribution of the Acquiring Fund Shares to the Shareholders;

                      5. No gain or loss will be recognized to Acquiring Fund on its receipt of the Assets in exchange for the Acquiring Fund Shares;

                      6. Acquiring Fund's aggregate basis for the Assets will be equal to the aggregate fair value of the Acquiring Fund Shares exchanged therefor, and its holding period for the Assets will begin on the day after the Closing; and

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     Dreyfus Massachusetts Municipal Money Market Fund
     November 1, 1995
     Page 6

                      7. The basis for the Acquiring Fund Shares received in the Reorganization by a Shareholder will be the fair market value of those shares on the date of distribution, and the holding period for those shares will begin on the day after the Closing.

              The foregoing opinion  (1) is based on, and is conditioned  on the continued applicability of, the provisions of the Internal Revenue Code of 1986, as amended ("Code"),3/ and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof and (2) is applicable only to the extent each Fund is solvent. We express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent.


                                       ANALYSIS
                                       --------

     I.       Each Fund Is a Separate Corporation.
              -----------------------------------
              Although the Trust and Acquiring Fund are Massachusetts business trusts, not corporations, and Transferring Fund is a separate series of the Trust, we believe that the tax consequences of the Reorganization should be analyzed under the provisions of the Code applicable to corporations.

              Treasury Regulation section 301.7701-4(b) provides that "business or commercial trusts," although known as trusts because legal title is conveyed to trustees for the benefit of beneficiaries, will not be classi-fied as trusts for purposes of the Code because they are not merely arrangements to protect or conserve the property for the beneficiaries. Rather, these arrangements are created as devices to carry on profit-making businesses that normally would have been carried on through corporations or partnerships. Treasury Regulation section 301.7701-4(c) further provides that an "`investment' trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders." See Commissioner v. North American Bond Trust, 122 F.2d 545 (2d Cir. 1941), cert. denied, 314 U.S. 701 (1942).




     ----------------

     3/       All section  references are  to  the Code,  and all  "Treas.  Reg.
     Section" references are to the regulations under the Code ("Regulations").
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     Dreyfus Massachusetts Municipal Money Market Fund
     November 1, 1995
     Page 7


              Based on these criteria, neither Investment Company qualifies as a trust for federal income tax purposes. While each Investment Company is an "investment trust," it does not have a fixed pool of assets -- each Fund has been a managed portfolios of securities, and its investment adviser has had the authority to buy and sell securities for it. Neither Investment Company is simply an arrangement to protect or conserve prop-erty for the beneficiaries, but each is designed to carry on a profit-making business. In addition, the word "association" has long been held to include "Massachusetts business trusts," such as the Investment
     Companies. See Hecht v. Malley, 265 U.S. 144 (1924). Accordingly, we believe that each Investment Company will be treated as a corporation for federal income tax purposes.

              The  Trust  as   such,  however,  is  not  participating   in  the
     Reorganization, but  rather  a series  thereof  is  a participant.    Under
     section 851(h), however, Transferring Fund, as a segregated pool of assets, is treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which is satisfied by the Trust). Thus, Transferring Fund will be a separate corporation, and the shares of Transferring Fund will be treated as shares of corporate stock, for purposes of the Code.


     II.      The  Reorganization Will  Not Be  a Tax-Free  Reorganization under
              Section 368(a)(1) and Will Be a Taxable Sale of Assets.
              --------------------------------------------------------------
              Reorganizations described in section 368(a)(1) are varieties of corporate combinations or restructurings that, at least in part, do not result in the recognition of gain or loss. These tax-free reorganizations are: (1) a statutory merger or consolidation (section 368(a)(1)(A) ("Type A")); (2) an acquisition by one corporation of another corporation's stock (section 368(a)(1)(B) ("Type B")); (3) an acquisition by one corporation of another corporation's assets (section 368(a)(1)(C) ("Type C")); (4) a transfer to a controlled corporation (section 368(a)(1)(D) ("Type D"));
     (5) a recapitalization (section 368(a)(1)(E) ("Type E")); (6) a change in a corporation's identity, form, or place of organization (section 368(a)(1)(F) ("Type F")); and (7) a bankruptcy reorganization (section 368(a)(1)(G) ("Type G")). The Reorganization contemplated in the Plan does not satisfy the requirements of any of these types of tax-free reorganizations.

              A Type A reorganization involves the combination of two corporate entities in a merger or consolidation undertaken pursuant to state law. The Reorganization involves the transfer of certain assets of Transferring Fund to Acquiring Fund in exchange for Acquiring Fund Shares, followed by the distribution of those shares to certain shareholders of Transferring Fund in redemption of their Transferring Fund shares. Transferring Fund, however, will remain in existence and will continue to own assets after
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     The Dreyfus/Laurel Tax-Free Municipal Funds
     Dreyfus Massachusetts Municipal Money Market Fund
     November 1, 1995
     Page 8

     the Reorganization, and shareholders will continue to hold Class R Shares that are not redeemed as part of the Reorganization. The Reorganization thus will not be a Type A reorganization.

              A  Type   B  reorganization   involves  the  acquisition   by  one
     corporation of another corporation's stock as a result of which the acquiring corporation has control of the second corporation immediately after the acquisition. Neither Fund will hold any interest in the other Fund following the Reorganization. The Reorganization, therefore, will not be a Type B reorganization.

              A  Type   C  reorganization   involves  the  acquisition   by  one
     corporation, in exchange solely for all or a part of its voting stock, of substantially all the properties of another corporation. For purposes of issuing private letter rulings, the Service considers the transfer of at least 70% of the transferor's gross assets, and at least 90% of its net assets, held immediately before the reorganization to satisfy the "substantially all" requirement. Rev. Proc. 77-37, 1977-2 C.B. 568. The Reorganization will involve a transfer of approximately 70% of the assets of Transferring Fund (thus failing to satisfy the net asset part of this test). Although there is authority that a transaction may qualify as a Type C reorganization despite the transfer of a smaller percentage of assets than required by Rev. Proc. 77-37, we believe the Reorganization will not involve the transfer to Acquiring Fund of substantially all of Transferring Fund's properties for purposes of qualifying as a Type C reorganization. Furthermore, in a Type C reorganization, the transferor corporation must liquidate and distribute all of its assets to its shareholders. After the Reorganization, Transferring Fund will remain in existence and continue its business. Accordingly, the Reorganization will not qualify as a Type C reorganization.

              A Type D reorganization involves the transfer by a corporation of all or part of its assets to a corporation controlled (immediately after the transfer) by the transferor corporation or its shareholders, provided that the controlled corporation's stock is distributed pursuant to a plan of reorganization in a transaction that qualifies under sections 354, 355, or 356. In order to qualify as a Type D reorganization, either
     (1) Transferring Fund or its shareholders would need to hold at least 50% of the shares of Acquiring Fund following the Reorganization and Transfer-ring Fund would need to liquidate and distribute its assets to its share-holders in accordance with sections 354 or 356 or (2) Transferring Fund or its shareholders would need to hold at least 80% of the shares of Acquiring Fund following the Reorganization and Transferring Fund would need to distribute the Acquiring Fund Shares in a corporate division qualifying under section 355. Transferring Fund and its shareholders will not meet either the 50% or the 80% control test immediately following the Reorganization. Moreover, the Regulations under section 355 state that holding stock and securities for investment does not constitute the active conduct of a trade or business, which is necessary to qualify for a
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     The Dreyfus/Laurel Tax-Free Municipal Funds
     Dreyfus Massachusetts Municipal Money Market Fund
     November 1, 1995
     Page 9

     nontaxable   corporate  division   under   section   355.     Treas.   Reg.
     Section 1.355-3(b)(2)(iv)(A).   The Reorganization,  therefore, will not be
     a Type D reorganization.

              A Type E reorganization involves a readjustment of the financial structure of a single corporation. A Type F reorganization involves a change in identity, form, or place of organization of a single corporation. The Reorganization involves two active entities, both of which will survive the transaction. A Type G reorganization involves a transfer by a corporation pursuant to a bankruptcy proceeding, not present here. Thus, the Reorganization will not qualify as a Type E, Type F, or Type G reorganization.

              Accordingly, we believe that the transfer of the Assets in exchange for the Acquiring Fund Shares will not qualify as a tax-free reorganization under section 368(a)(1) and instead will be treated as a taxable sale of the Assets by Transferring Fund to Acquiring Fund.


     III. Distribution of the Acquiring Fund Shares Will Be a Taxable Redemption, and a Shareholder May Recognize Gain or Loss.
              ----------------------------------------------------------
              Because the Reorganization will not qualify as a reorganization under section 368(a)(1), section 354 will not apply to prevent recognition of gain or loss on the receipt of the Acquiring Fund Shares by the Shareholders. Also, because Transferring Fund will not control Acquiring Fund within the meaning of section 355(a)(1) immediately before the distribution of the Acquiring Fund Shares to the Shareholders, section 355 will not apply to prevent recognition of gain or loss.

              Pursuant to sections 302(a) and (b)(3), a redemption of a shareholder's stock that results in the "complete redemption of all of the stock of the corporation owned by the shareholder" will be treated as a distribution in payment in exchange for the stock. Pursuant to the Reorganization, all shares in Transferring Fund (including Class R Shares, if any) held by each Shareholder (i.e., a holder of Investor Shares) will be redeemed in exchange for Acquiring Fund Shares or, with respect to Class R Shares, for cash. Accordingly, we believe that each such redemp-tion will be taxable under section 302, and each Shareholder will recognize gain or loss if, and to the extent, the amount received on the redemption exceeds his or her adjusted basis for the redeemed shares.


     IV. Gain or Loss May Be Recognized to Transferring Fund on Transfer of the Assets.
              ---------------------------------------------------------------
              Because the Reorganization will not qualify as a reorganization under section 368(a)(1), sections 361(a) and (c), which provide for nonrecognition of gain or loss to corporations that exchange property
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     November 1, 1995
     Page 10

     and/or make distributions pursuant to such a reorganization, are not applicable. Transferring Fund, therefore, will recognize gain or loss on the exchange of the Assets for the Acquiring Fund Shares pursuant to section 1001.

              Under section 1001, gain from the sale of property is the excess of the amount realized therefrom over the adjusted basis of such property determined under section 1011, and loss from the sale of property is the excess of such adjusted basis over the amount realized. Under section 1001(b), the amount realized is the sum of any money received plus the fair market value of the property received in exchange.

              Accordingly, we believe that gain or loss may be recognized to Transferring Fund on the transfer of the Assets to Acquiring Fund in exchange for the Acquiring Fund Shares, depending upon whether Transferring Fund's aggregate adjusted basis for the Assets is less than, equals, or exceeds the aggregate fair value of the Acquiring Fund Shares.


     V. No Gain or Loss Will Be Recognized to Transferring Fund on Distribution of the Acquiring Fund Shares.
              ----------------------------------------------------------
              Section 311(a) provides that, except as provided in section 311(b), no gain or loss shall be recognized to a corporation on the distribution (not in complete liquidation) of property with respect to its stock. The exception under section 311(b) states that if the fair market value of the distributed property exceeds its adjusted basis in the hands of the distributing corporation, then gain shall be recognized to that corporation as if such property were sold to the distributee at its fair market value.

              Transferring Fund will distribute the Acquiring Fund Shares to the Shareholders as soon after the Closing "as is conveniently possible." We understand (and assume) that such distribution will occur on the same day as the Closing at the same net asset value per share as is determined at the time of the Closing. The fair market value of the Acquiring Fund Shares, when distributed, thus should not exceed their adjusted basis in the hands of Transferring Fund (which will be their fair market value as of the Closing, the time of receipt thereof by Transferring Fund). Accordingly, we believe that no gain or loss will be recognized to Transferring Fund on distribution of the Acquiring Fund Shares.


     VI.       No Gain or Loss Will Be Recognized to Acquiring Fund.
              -----------------------------------------------------
              Section 1032(a) provides that no gain or loss will be recognized to a corporation on the receipt by it of money or other property in exchange for its shares. Acquiring Fund will issue the Acquiring Fund Shares to Transferring Fund in exchange for the Assets, which consist of
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     The Dreyfus/Laurel Tax-Free Municipal Funds
     Dreyfus Massachusetts Municipal Money Market Fund
     November 1, 1995
     Page 11

     money and securities.   Accordingly, we believe  that no gain or  loss will
     be recognized to Acquiring Fund on the Reorganization.


     VII.     Acquiring Fund's Basis and Holding Period for the Assets.
              --------------------------------------------------------
              Because the Reorganization will not qualify as a reorganization under section 368(a)(1), section 362(b), which provides for a "carryover" basis for property received by a corporation in connection with such a reorganization, will not apply. Accordingly, we believe that Acquiring Fund's aggregate basis for the Assets will be equal to the fair market value of the Acquiring Fund Shares transferred to Transferring Fund in exchange for the Assets. Treas. Reg. Section 1.1012-1(a).

              Because the Assets will not have a carryover basis in Acquiring Fund's hands, section 1223(2), which provides that the holding period of property includes its holding period in the hands of another person if the property has a carryover basis, will not apply. Accordingly, we believe that Acquiring Fund's holding period for the Assets will not include any part of Transferring Fund's holding period and will begin on the day after the Closing. See, e.g., Anderson v. Commissioner, 527 F.2d 198 (9th Cir.
     1975).


     VIII.    A  Shareholder's  Basis  and  Holding  Period for  Acquiring  Fund
              Shares.
              -----------------------------------------------------------
              Because the Reorganization will not qualify as a reorganization under section 368(a)(1), section 358(a)(1) will not apply to provide a Shareholder with a basis in the Acquiring Fund Shares that is the same as the Shareholder's basis in his or her Investor Shares. Accordingly, we believe that a Shareholder's basis in the Acquiring Fund Shares received in redemption of his or her Investor Shares will be equal to the fair market value of the Shares received. Treas. Reg. Section 1.1012-1(a).

              Because the Acquiring Fund Shares will not have a carryover basis in a Shareholder's hands, section 1223(2) (see above) will not apply. Accordingly, we believe that a Shareholder's holding period for the Acquiring Fund Shares received in redemption of his or her Investor Shares will not include any part of the holding period of those Investor Shares and will begin on the day after the Closing. See, e.g., Anderson, supra.

     The Dreyfus/Laurel Tax-Free Municipal Funds
     Dreyfus Massachusetts Municipal Money Market Fund
     November 1, 1995
     Page 12

              We hereby consent to this opinion accompanying the Registration Statement and to the references to our firm under the captions "Proposal 1: The Proposed Reorganization -- Summary of Proposal 1 -- Tax Con-sequences" and "Proposal 1: The Proposed Reorganization -- Information about the Reorganization -- Federal Income Tax Consequences" in the Proxy.

                                       Very truly yours,

                                       KIRKPATRICK & LOCKHART LLP

                                             /s/ Theodore L. Press
                                       By:  ------------------------
                                                Theodore L. Press